PROSPECTUS SUPPLEMENT                        Filed pursuant to rule 424(b)(5)
                                             Registration Number 333-40809

(TO PROSPECTUS DATED JANUARY 22, 1998)

                                3,000,000 SHARES

                                KENNAMETAL INC.
                                                                 KENNAMETAL LOGO

                                  COMMON STOCK
                            ------------------------

     All of the shares of capital stock, par value $1.25 per share (the "Common Stock"), of Kennametal Inc., a Pennsylvania corporation ("Kennametal" or the "Company"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") and is traded under the symbol "KMT." On March 16, 1998, the last reported sale price of the Common Stock on the NYSE was $52 5/16 per share. See "Price Range of Common Stock and Dividend Policy." Each share is issued with a nontransferable preferred stock purchase right. See "Description of Common Stock--Rights Agreement."
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================
                                             PRICE TO               UNDERWRITING             PROCEEDS TO
                                              PUBLIC                DISCOUNT (1)              COMPANY(2)
---------------------------------------------------------------------------------------------------------------
Per Share(3)........................          $51.75                   $1.75                    $50.00
Total(4)............................       $155,250,000              $5,250,000              $150,000,000
===============================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriter and other information.

(2) Before deducting expenses incurred by the Company in connection with the Offering estimated at $800,000.

(3) Each share is issued with a nontransferable preferred stock purchase right. See "Description of Common Stock--Rights Agreement."

(4) The Underwriter has been granted an option by the Company, exercisable within 30 days after the date hereof, to purchase up to 450,000 additional shares of Common Stock for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $178,537,500, $6,037,500 and $172,500,000, respectively. See "Use of Proceeds" and "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriter when, as and if delivered to and accepted by it, subject to its right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made against payment therefor on or about March 20, 1998 at the offices of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, One World Financial Center, New York, New York 10281.
                            ------------------------

                             CIBC Oppenheimer Logo
            The date of this Prospectus Supplement is March 17, 1998

     This Prospectus Supplement contains certain forward-looking statements (as such term is defined in the Securities Act) concerning the Company's operations, performance and financial condition, including, in particular, the likelihood of the Company's success in integrating the acquisition of Greenfield Industries, Inc. ("Greenfield"). These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements to the extent that economic conditions in the United States, Europe and, to a lesser extent, the Asia Pacific region change from the Company's expectations and to the extent that the Company does not effectively integrate the acquisition of Greenfield and achieve expected synergistic benefits.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE COMPANY

     The Company is a vertically integrated global manufacturer, marketer and distributor of a broad range of consumable tools, supplies and services for the metalworking, mining and highway construction industries. Kennametal specializes in developing and manufacturing tools utilizing tungsten carbide powder metallurgy for the three primary metalcutting methods--turning, milling and drilling. In addition, through its 80%-owned subsidiary, JLK Direct Distribution Inc. ("JLK"), the Company markets and distributes a broad line of consumable metalcutting tools, as well as abrasives, machine tool accessories, hand tools, measuring equipment and other industrial supplies used in the metalworking industry. The Company is a recognized leader in turning and milling consumable metalcutting tools and believes it is the largest North American and the second largest global provider of consumable metalcutting tools and supplies. Leveraging its expertise in tungsten carbide powder metallurgy, the Company has developed innovative consumable tools for the mining and construction industries and believes it is the largest global manufacturer, marketer and distributor of such tools to these markets.

     In November 1997, the Company acquired Greenfield, the leading North American manufacturer of drilling and other rotary high-speed steel consumable metalcutting tools for the metalworking industry. Kennametal believes that Greenfield's operations strongly complement its core businesses and that the acquisition of Greenfield, in addition to providing the Company with opportunities for substantial cost savings, offers significant strategic benefits, including: (i) providing an important new channel of traditional industrial distributors through which to sell the Company's products; (ii) expanding and enhancing the Company's line of drilling products; (iii) allowing the Company to diversify into new markets such as certain wear products by leveraging its material science expertise in tungsten carbide powder metallurgy; and (iv) providing the opportunity to introduce and sell each company's products into the markets served by the other company.

                              RECENT DEVELOPMENTS

GREENFIELD ACQUISITION

     In November 1997, Kennametal, through a subsidiary, acquired Greenfield. The total purchase price for the acquisition of Greenfield (including estimated transaction costs and assumed Greenfield debt and convertible redeemable preferred securities of approximately $320 million) was approximately $1.0 billion. There can be no assurance that the Company will effectively integrate and manage the acquired business or retain the operating management and the numerous distributorship customers of Greenfield. In addition, there can be no assurance that the anticipated benefits of the Greenfield acquisition will be achieved. If Kennametal does not successfully integrate and manage the acquisition, there could be a material adverse effect on the Company.

FINANCINGS

     In connection with the acquisition of Greenfield, the Company entered into a $1.4 billion credit agreement (the "New Bank Credit Facility") with BankBoston, N.A., Deutsche Bank AG, New York Branch, Mellon Bank, N.A. and PNC Bank, National Association. As of February 28, 1998, the Company had borrowed $500 million in term loans and approximately $571 million in revolving credit loans under the New Bank Credit Facility. The proceeds from the loans were principally used to pay for the acquisition of Greenfield, to pay transaction costs, to refinance certain indebtedness of Greenfield and to refinance certain indebtedness of the Company. Subject to certain conditions, the New Bank Credit Facility permits revolving credit loans of up to $900 million for working capital requirements, capital expenditures and general corporate purposes. The New Bank Credit Facility was initially secured by all of the stock of certain of Kennametal's significant domestic subsidiaries, by guarantees of certain of such subsidiaries and by 65% of the stock of Kennametal's significant foreign subsidiaries. On December 24, 1997, the stock held as security was released. The New Bank Credit Facility contains various financial and operating covenants which, among other things, set parameters for the Company's consolidated net worth, require the maintenance of certain financial ratios and restrict the ability of the Company (or to permit its subsidiaries) to (i) borrow funds from other sources and to utilize funds for various purposes, (ii) create liens or incur additional indebtedness, (iii) make loans or enter into guaranty obligations, (iv) make certain advances and investments, (v) dispose of assets or engage in mergers and acquisitions or (vi) enter into transactions with affiliates. Violation of the foregoing covenants could result in a default under the New Bank Credit Facility which would permit the lenders thereunder to restrict the Company's ability to borrow undrawn funds under the New Bank Credit Facility, to cease issuance of letters of credit and to accelerate the maturity of borrowings under the New Bank Credit Facility. The term loans under the New Bank Credit Facility are subject to mandatory amortization commencing on November 30, 1998 and all loans mature on August 31, 2002. Proceeds from the Offering will be used to prepay loans and, correspondingly, permanently reduce the commitments of the lenders under the New Bank Credit Facility.

     To maintain financial flexibility and to optimize the cost of capital, Kennametal's financial objective, over the long term, is to maintain a total debt-to-capital ratio of not more than 40.0%. After giving effect to the application of the net proceeds from the Offering, Kennametal's total debt-to-capital ratio will be approximately 57.6%. Depending upon conditions in the capital markets and other matters, the Company may raise additional capital in the future through various sources, including the equity and debt markets, in connection with a refinancing of the New Bank Credit Facility and achieving its stated financial objective, as well as to be able to pursue future business opportunities. There can be no assurance that Kennametal will raise additional equity or debt capital or refinance the New Bank Credit Facility.

OTHER ACQUISITIONS

     The Company and its subsidiaries recently acquired Rubig G.m.b.H. of Munich, Germany, a marketer of carbide precision tools for milling, drilling and other metalcutting applications, and Presto Engineers Cutting Tools Limited of Sheffield, United Kingdom, a manufacturer of industrial high-speed steel cutting tools. The Company's JLK subsidiary recently acquired Car-Max Tool & Cutter Sales, Inc. and GRS Industrial Supply Company, which are engaged in the distribution of metalcutting tools and industrial supplies in the midwestern United States, and Production Tool Sales, Inc. and Dalworth Tool & Supply, Inc., which are engaged in the distribution of metalcutting tools and industrial supplies in the southwestern United States.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock, after deducting estimated underwriting discounts and expenses incurred in connection with the Offering payable by the Company, are expected to be approximately $149.2 million (or approximately $171.7 million if the Underwriter's over-allotment option is exercised in full). See "Underwriting." The net proceeds from the Offering will be used to prepay loans and, correspondingly, permanently reduce commitments of the lenders under the New Bank Credit Facility, which indebtedness was incurred by the Company in connection with the acquisition of Greenfield and had a weighted average interest rate as of March 13, 1998 of 7.0%. An affiliate of CIBC Oppenheimer Corp. is a lender under the New Bank Credit Facility and may receive a portion of the net proceeds as a result of the repayment. See "Underwriting."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is currently traded on the NYSE under the symbol "KMT." The high and low sales prices as reported on the NYSE Composite Tape and dividends paid for the periods indicated are set forth in the table below.

                                                              PRICE RANGE
                                                              -----------
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
Fiscal 1996
  First Quarter.............................................  $41 1/8   $34 5/8    $0.15
  Second Quarter............................................   36 1/4    28 3/4     0.15
  Third Quarter.............................................   37 1/4    27 3/4     0.15
  Fourth Quarter............................................   38 1/4    33 5/8     0.15
Fiscal 1997
  First Quarter.............................................  $34 3/8   $28 7/8    $0.15
  Second Quarter............................................   39        32 3/4     0.17
  Third Quarter.............................................   43 1/8    34 7/8     0.17
  Fourth Quarter............................................   44 1/8    33 1/8     0.17
Fiscal 1998
  First Quarter.............................................  $49 1/2   $41 1/4    $0.17
  Second Quarter............................................   55 11/16  47         0.17
  Third Quarter (through March 16, 1998)....................   53        43 15/16   0.17

     On March 16, 1998, the last reported sale price of the Common Stock on the NYSE was $52 5/16 per share.

     The Company has paid cash dividends in every quarter since fiscal 1947. The Board of Directors intends to continue its present policy of declaring regular quarterly dividends when justified by the financial condition of the Company. The amount of future dividends, if any, will depend on general business conditions encountered by the Company, earnings, financial condition and capital requirements of the Company, and such other factors as the Board of Directors may deem relevant. The payment of dividends is subject to compliance with certain financial covenants in the New Bank Credit Facility (see "Description of Common Stock--Covenant Restrictions").

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted to reflect the Offering and the application of the net proceeds therefrom, after deducting estimated underwriting commissions and expenses of the Offering (assuming that the over-allotment option is not exercised). See "Use of Proceeds." The information set forth in this table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto incorporated by reference in this Prospectus Supplement.

                                                                 AS OF DECEMBER 31, 1997
                                                              -----------------------------
                                                                ACTUAL          AS ADJUSTED
                                                                ------          -----------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Short-term debt.............................................  $   31,349        $   31,349
                                                              ==========        ==========
Long-term debt..............................................  $1,110,074        $  960,874
Minority interest in consolidated subsidiaries..............      45,989            45,989
Shareholders' equity:
  Preferred stock, 5,000 shares authorized; none issued.....          --                --
  Capital stock, $1.25 par value per share;
     70,000 shares authorized; 29,370 and 32,370 shares
     issued(a)..............................................      36,712            40,462
  Additional paid-in capital................................     151,623           297,073
  Retained earnings.........................................     424,282           424,282
  Less treasury shares, at cost; 3,041 shares held..........     (59,758)          (59,758)
  Cumulative translation adjustments........................     (17,078)          (17,078)
                                                              ----------        ----------
     Total shareholders' equity.............................     535,781           684,981
                                                              ----------        ----------
     Total capitalization...................................  $1,691,844        $1,691,844
                                                              ==========        ==========

---------

(a) Does not include: (i) 1,650,748 shares of Common Stock as of December 31, 1997, issuable upon exercise of outstanding options of which options covering 1,623,492 shares were exercisable as of that date; (ii) 64,672 shares issuable as of December 31, 1997 pursuant to the Company's deferred stock plans; or (iii) shares which may be issued pursuant to the Company's dividend reinvestment and stock purchase plan.

                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

     The selected condensed consolidated income statement and balance sheet data for the Company presented below are derived from the Company's consolidated financial statements. The Company's consolidated financial statements as of and for the fiscal years ended June 30, 1993, 1994, 1995, 1996 and 1997 have been audited by Arthur Andersen LLP. The consolidated financial statements as of and for the six months ended December 31, 1996 and 1997 are derived from the Company's unaudited interim financial statements incorporated by reference in this Prospectus Supplement, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information. Results for the six months ended December 31, 1997 are not necessarily indicative of the results of operations to be expected for the full fiscal year. The selected financial information presented below should be read in conjunction with, and is qualified by reference to, the more detailed information in the consolidated financial statements of the Company and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference in this Prospectus Supplement.

                                                                                                    SIX MONTHS ENDED
                                                       FISCAL YEAR ENDED JUNE 30,                     DECEMBER 31,
                                        --------------------------------------------------------   -------------------
                                          1993       1994       1995        1996         1997        1996       1997
                                        --------   --------   --------   ----------   ----------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.............................  $598,496   $802,513   $983,873   $1,079,963   $1,156,343   $548,638   $680,840
  Cost of goods sold..................   352,773    472,533    560,867      625,473      668,415    320,582    398,115
                                        --------   --------   --------   ----------   ----------   --------   --------
Gross profit..........................   245,723    329,980    423,006      454,490      487,928    228,056    282,725
  Research and development expenses...    14,714     15,201     18,744       20,585       24,105     11,433     10,183
  Selling, marketing and distribution
    expenses..........................   144,850    189,487    219,271      242,375      263,980    127,790    147,627
  General and administrative
    expenses..........................    41,348     58,612     55,853       65,417       69,911     34,005     48,536
  Restructuring charge................        --     24,749         --        2,666           --         --         --
  Patent litigation income............    (1,738)        --         --           --           --         --         --
  Amortization of intangibles.........     3,425      3,996      2,165        1,596        2,907      1,294      3,765
                                        --------   --------   --------   ----------   ----------   --------   --------
Operating income......................    43,124     37,935    126,973      121,851      127,025     53,534     72,614
  Interest expense....................     9,549     13,811     12,793       11,296       10,393      5,415     19,873
  Other income (expense)..............       519      1,860         54        4,821        1,531      1,235       (661)
                                        --------   --------   --------   ----------   ----------   --------   --------
Income before income taxes and
  minority interest...................    34,094     25,984    114,234      115,376      118,163     49,354     52,080
Provision for income taxes............    14,000     15,500     45,000       43,900       44,900     19,200     22,100
Minority interest.....................        --       (431)       940        1,744        1,231        384      2,858
                                        --------   --------   --------   ----------   ----------   --------   --------
Income before cumulative effect of
  accounting changes..................    20,094     10,915     68,294       69,732       72,032     29,770     27,122
Cumulative effect of accounting
  changes.............................        --    (15,003)        --           --           --         --         --
                                        --------   --------   --------   ----------   ----------   --------   --------
Net income (loss).....................  $ 20,094   $ (4,088)  $ 68,294   $   69,732   $   72,032   $ 29,770   $ 27,122
                                        ========   ========   ========   ==========   ==========   ========   ========
PER SHARE DATA:
Income before cumulative effect of
  accounting changes..................  $   0.93   $   0.45   $   2.58   $     2.62   $     2.71   $   1.11   $   1.03
Basic earnings (loss).................      0.93      (0.17)      2.58         2.62         2.71       1.11       1.03
Diluted earnings (loss)...............      0.92      (0.17)      2.56         2.60         2.69       1.11       1.02
Dividends.............................      0.58       0.58       0.60         0.60         0.66       0.32       0.34
Weighted average shares outstanding...    21,712     24,304     26,486       26,635       26,575     26,743     26,223
Diluted average shares outstanding....    21,753     24,449     26,640       26,825       26,786     26,904     26,565

                                                                    AS OF JUNE 30,                         AS OF
                                                 ----------------------------------------------------   DECEMBER 31,
                                                   1993       1994       1995       1996       1997         1997
                                                 --------   --------   --------   --------   --------   ------------
BALANCE SHEET DATA:
  Working capital..............................  $120,877   $130,777   $184,072   $217,651   $175,877    $  517,611
  Total assets.................................   448,263    697,532    781,609    799,491    869,309     2,061,216
  Long-term debt (less current maturities).....    87,891     90,178     78,700     56,059     40,445     1,110,074
  Shareholders' equity.........................   255,141    322,836    391,885    438,949    459,608       535,781

                          DESCRIPTION OF COMMON STOCK

     The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") and its By-Laws (the "By-Laws"), copies of which have been filed with the Commission.

COMMON STOCK

     The Company has authorized 70,000,000 shares of capital stock, par value $1.25 per share ("Common Stock"). As of February 28, 1998, there were 26,346,091 shares of Common Stock outstanding. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding Preferred Stock and are entitled to one vote for each share of Common Stock held by them with respect to all matters upon which they are entitled to vote.

PREFERRED STOCK

     The Company has authorized 5,000,000 shares of Class A Preferred Stock, no par value per share (the "Preferred Stock"). At present, there are no shares of Preferred Stock outstanding. The Board of Directors of the Company, without further action by the stockholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. The Board of Directors of the Company has authorized 200,000 shares of Series One Preferred Stock for use in the Rights Agreement. See "Rights Agreement."

     Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

COVENANT RESTRICTIONS

     The Company's New Bank Credit Facility contains financial and operating covenants, including restrictions on the ability of the Company to, among other things, incur additional debt, make advances and investments, create, incur or permit the existence of certain liens, make loans or guarantees and requires the Company to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio. See "Recent Developments--Financings."

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Restated Articles and By-Laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

     The provisions in the Restated Articles and By-Laws include: (i) the classification of the Board of Directors into three classes; (ii) a procedure which requires shareholders to nominate directors in advance of a meeting to elect such directors; and (iii) the authority to issue additional shares of Common Stock or Preferred Stock without shareholder approval.

     The Restated Articles also include a provision requiring a 75 percent shareholder vote for certain mergers or other business combinations or transactions with five percent shareholders; a provision requiring a 75 percent shareholder vote to remove the entire Board, a class of the Board, any individual member of the Board without cause, or to increase the size of the Board to more than twelve members or decrease the size of the Board to fewer than eight members; a provision requiring disinterested shareholder approval of stock repurchases at a premium over market by the Company from certain four percent Shareholders (as defined in the Restated Articles); and a provision requiring a majority of disinterested shareholders to approve certain business combinations involving a stockholder who beneficially owns more than 10 percent of the voting power of the Company, unless certain minimum price, form of consideration and procedural requirements are satisfied or the transaction is approved by a majority of disinterested directors.

     Pursuant to the Restated Articles, the Board of Directors is permitted to consider the effects of a change in control on non-shareholder constituencies of the Company, such as its employees, suppliers, creditors, customers and the communities in which it operates. Pursuant to this provision, the Board may be guided by factors in addition to price and other financial considerations.

     PBCL Anti-Takeover Provisions. The Pennsylvania Business Corporation Law (the "PBCL") contains a number of statutory "anti-takeover" provisions, including Subchapters E, F, G and H of Chapter 25 and Section 2538 of the PBCL, which apply automatically to a Pennsylvania registered corporation (usually a public company) unless such corporation elects to opt-out as provided in such provisions. The Company, as a Pennsylvania registered corporation, has elected in its By-Laws to opt-out of certain of the anti-takeover provisions entirely, namely Subchapters G and H.

     The following descriptions are qualified in their entirety by reference to such provisions of the PBCL:

          Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

          Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with "interested shareholders."

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the Transfer Agent and Registrar for the Common Stock.

RIGHTS AGREEMENT

     The Company has adopted a rights plan pursuant to which the Board of Directors authorized and the Company distributed one preferred stock purchase right (each a "right") for each outstanding share of Common Stock of the Company. The terms of the rights are governed by a Rights Agreement between the Company and Mellon Bank, N.A., as Rights Agent, dated as of October 25, 1990 (the "Rights Agreement"). The rights, which currently are automatically transferred with the related shares of Common Stock and are not separately transferable, will entitle the holder thereof to purchase one-hundredth of a share of a new series of preferred stock of the Company at a price of $105 (subject to certain adjustments). See "Preferred Stock."

     Subject to certain restrictions, the rights become exercisable only if a person or group of persons acquires or intends to make a tender offer for 20 percent or more of the Company's Common Stock. If any person acquires 20 percent of the Common Stock, each right will entitle the shareholder to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price. If the Company is acquired in a merger or certain other business combinations, each right then will entitle the shareholder to purchase at the exercise price, that number of shares of the acquiring company having a market value of two times the exercise price.

     The rights will expire on November 2, 2000, and are subject to redemption in certain circumstances by the Company at a redemption price of $0.01 per right.

     The foregoing summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission as an exhibit in the Registration Statement of which this Prospectus Supplement forms a part. For a more detailed description of the Rights Agreement, see the Company's Form 8-A filed with the Commission with respect to the rights and incorporated by reference into the Prospectus.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States or, where certain tax treaties apply, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations (the "Final Regulations"), a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 1998, will be required to satisfy applicable certification and other requirements.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or, where certain tax treaties apply, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company does not believe that it is or will become a U.S. real property holding corporation.

     An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     Under current law, back-up withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

     Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both back-up withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, back-up withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not back-up withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the back-up withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and CIBC Oppenheimer Corp. (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, all of the shares of Common Stock offered hereby.

     In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased.

     The Underwriter proposes to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer shares in part to certain securities dealers at such price less a concession not in excess of $0.25 per share. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

     The Company has granted an option to the Underwriter, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to an aggregate of 450,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriter may exercise this option only to cover over-allotments, if any, made on the sale of the shares of Common Stock covered hereby.

     The Company has agreed not to (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 90 days from the date of this Prospectus Supplement without the prior written consent of the Underwriter, other than any shares of Common Stock: (i) to be sold pursuant to the Underwriting Agreement; (ii) issued by the Company upon exercise of an option, warrant, or the conversion of a security in existence on the date hereof; (iii) issued, or options to purchase such shares granted, pursuant to employee benefit plans in existence on the date hereof or (iv) issued pursuant to any non-employee director stock plan or dividend reinvestment plan.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriter may be required to make in respect hereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize or otherwise affect the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriter creates a short position in the Common Stock in connection with the Offering, (i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus), the Underwriter may reduce that short position by purchasing Common Stock in the open market. The Underwriter also may elect to reduce any short position by exercising all or part of the over-allotment option described herein. In addition, the Underwriter may impose "penalty bids" whereby it may reclaim from dealers, if any, participating in the Offering, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     CIBC Oppenheimer Corp. has from time to time provided investment banking or financial advisory services to the Company, and may continue to do so in the future. An affiliate of CIBC Oppenheimer Corp. is a lender under the New Bank Credit Facility.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. William R. Newlin, Chairman of the Board of the Company, is a shareholder in Buchanan Ingersoll Professional Corporation. As of February 28, 1998, Mr. Newlin owned 21,882 shares of Common Stock, stock credits representing the right to acquire 10,594 shares of Common Stock and 117 shares of JLK common stock pursuant to the Company's directors deferred fee plan, 20,000 shares of JLK common stock and held options to acquire 21,500 shares of Common Stock and 15,000 shares of JLK common stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely on Buchanan Ingersoll Professional Corporation with respect to matters of Pennsylvania law.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1996 and June 30, 1997 and for each of the three years in the period ended June 30, 1997, incorporated by reference in this Prospectus Supplement and in the Registration Statement, of which this Prospectus Supplement is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of Greenfield as of December 31, 1995, and December 31, 1996, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus Supplement, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
                                KENNAMETAL INC.
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES
                                  COMMON STOCK

                             KENNAMETAL FINANCING I
                              PREFERRED SECURITIES
                       GUARANTEED AS SET FORTH HEREIN BY
                                KENNAMETAL INC.
                            ------------------------
     Kennametal Inc., a Pennsylvania corporation ("Kennametal" or the "Company"), from time to time may offer together or separately: (i) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of capital stock, par value $1.25 per share ("Common Stock"), of the Company; (ii) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts;
(iii) its debentures (the "Trust Debentures") to be purchased with the proceeds from the sale of preferred securities representing preferred undivided beneficial interests in Kennametal Financing I ("Preferred Securities"), a statutory business trust created under the laws of the State of Delaware (the "Trust"), and its other debentures, notes and other debt securities in one or more series, (the "Senior Debt Securities;" and together with the Trust Debentures, the "Debt Securities"); (iv) Common Stock; and (v) the Trust may offer, from time to time, its Preferred Securities, in each case in amounts, at prices and on terms to be determined at the time or times of offering. The aggregate initial offering price of all of the Securities (as defined herein) which may be sold pursuant to this Prospectus will not exceed U.S. $1,400,000,000 (or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Kennametal). The Stock Purchase Contracts, Stock Purchase Units, Debt Securities, Common Stock and Preferred Securities are collectively called the "Securities."

                                                        (continued on next page)

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "KMT." An accompanying Prospectus Supplement will state whether any Securities offered thereby will be listed on any national securities exchange. If such Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for any such Securities.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Company may sell the Securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." An accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents, if any, involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.
                            ------------------------
THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------
                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 1998.

(continued from prior page)

     Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in an accompanying prospectus supplement (the "Prospectus Supplement"), including, where applicable: (i) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (ii) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (which may be fixed or variable) or method of calculating interest, if any, applicable Extension Period (as defined below) or interest deferral terms, if any, place or places where principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, terms for any conversion or exchange into other securities, initial offering or purchase price, methods of distribution and any other special terms; (iv) in the case of Preferred Securities, the specific title, aggregate amount, stated liquidation preference, number of securities, the rate of payment of periodic cash distributions ("Distributions") or method of calculating such rate, applicable Extension Period or Distribution deferral terms, if any, place or places where Distributions will be payable, any terms of redemption, initial offering or purchase price, methods of distribution and any other special terms; and (v) in the case of Common Stock, the number of shares offered, the methods of distribution and the public offering or purchase price. If so specified in the applicable Prospectus Supplement, the Securities offered thereby may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

     Unless otherwise specified in a Prospectus Supplement, the Debt Securities will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer principal payments or payments of interest on any series of Debt Securities by extending the interest payment period thereon at any time or from time to time for such number of consecutive interest payment periods (which shall not extend beyond the maturity of the Debt Securities) with respect to each deferral period as may be specified in such Prospectus Supplement (each, an "Extension Period"). See "Description of Debt Securities--Option to Defer Interest Payments". The Debt Securities may be denominated in U.S. Dollars, or at the option of Kennametal, to the extent described herein and in the applicable Prospectus Supplement, in one or more foreign currencies or currency units.

     The Company will be the owner of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of the Trust. The payment of Distributions with respect to the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case out of funds held by the Trust, will be irrevocably guaranteed by the Company to the extent described herein (the "Guarantee"). Certain payments in respect of the Common Securities may also be guaranteed by the Company. See "Description of the Guarantee." Unless otherwise specified in a Prospectus Supplement, the obligations of the Company under the Guarantee will be senior unsecured obligations of the Company and will rank pari passu with all of the Company's other senior unsecured obligations. Concurrently with the issuance by the Trust of the Preferred Securities, the Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in the Trust Debentures, which will have terms corresponding to the terms of the Preferred Securities. The Trust Debentures will be the sole assets of the Trust, and payments under the Trust Debentures and those made by the Company in respect of fees and expenses incurred by the Trust will be the only revenues of the Trust. Upon the occurrence of certain events as are described herein and in the applicable Prospectus Supplement, the Company may redeem the Trust Debentures and cause the redemption of the Trust Securities. In addition, if provided in the applicable Prospectus Supplement, the Company may dissolve the Trust at any time and, after satisfaction of the liabilities to creditors of the Trust as provided by applicable law, cause the Trust Debentures to be distributed to the holders of the Preferred Securities in liquidation of their interests in the Trust. See "Description of Preferred Securities--Redemption--Distribution of Trust Debentures" and "--Liquidation Distribution Upon Dissolution."

     Holders of the Preferred Securities will be entitled to receive preferential cumulative cash Distributions accruing from the date of original issuance and payable periodically as specified in an accompanying Prospectus Supplement. If provided in an accompanying Prospectus Supplement, the Company will have the right to defer payments of interest on the Trust Debentures by extending the interest payment period thereon at any time or from time to time for one or more Extension Periods (which shall not extend beyond the maturity of the Trust Debentures). If interest payments are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank junior to the Trust Debentures. During an Extension Period, Distributions will continue to accumulate (and the Preferred Securities will accumulate additional Distributions thereon at the rate per annum if and as specified in the related Prospectus Supplement). See "Description of Preferred Securities--Distributions."

     Taken together, the Company's obligations under the Trust Debentures, the Indenture (as defined herein), the Declaration (as defined herein) and the Guarantee, in the aggregate, have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee."
                            ------------------------

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein. If given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. The Company's reports are also on file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Securities being offered, reference is made to the Registration Statement which can be inspected at the public reference facilities at the offices of the Commission. No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets the Trust Debentures, and the issuance of the Trust Securities. See "The Trust," "Description of Preferred Securities" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated herein by reference:

     (1) Kennametal's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, and Greenfield Industries, Inc.'s ("Greenfield") Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (2) Kennametal's Proxy Statement dated September 12, 1997, and Greenfield's Information Statement pursuant to Section 14(f) dated October 17, 1997;

     (3) Kennametal's Current Report on Form 8-K dated November 20, 1997, as amended on December 31, 1997;

     (4) Kennametal's Quarterly Report on Form 10-Q for the period ended September 30, 1997, and Greenfield's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and

     (5) the descriptions of Kennametal's Common Stock and Preferred Stock Purchase Rights contained in Kennametal's Registration Statements filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to:
Kennametal Inc., Route 981 South at Westmoreland County Airport, Latrobe, Pennsylvania 15650, Attention: David T. Cofer, Vice President, Secretary and General Counsel, telephone (412) 539-5000.

                                KENNAMETAL INC.

     The Company is a vertically integrated global manufacturer, marketer and distributor of a broad range of consumable tools, supplies and services for the metalworking, mining and highway construction industries. Kennametal specializes in developing and manufacturing tools utilizing tungsten carbide powder metallurgy for the three primary metalcutting methods: turning, milling and drilling. In addition, through its 80%-owned subsidiary, JLK Direct Distribution Inc. ("JLK"), the Company markets and distributes a broad line of consumable metalcutting tools, as well as abrasives, machine tool accessories, hand tools, measuring equipment and other industrial supplies used in the metalworking industry. The Company is a recognized leader in turning and milling consumable metalcutting tools and believes it is the largest North American and the second largest global provider of consumable metalcutting tools and supplies. Leveraging its expertise in tungsten carbide powder metallurgy, the Company has developed innovative consumable tools for the mining and construction industries and believes it is the largest global manufacturer, marketer and distributor of such tools to these markets. End users of the Company's metalworking products include manufacturers and suppliers in the aerospace, automotive, construction and farm machinery, railroad equipment, power generation and transmission equipment, home appliance, electrical equipment and oil field services and gas exploration industries.

     The address of the Company's principal executive office is Route 981 South at Westmoreland County Airport, Latrobe, Pennsylvania 15650 and its telephone number is (412) 539-5000.

                                   THE TRUST

     The Trust is a statutory business trust created under the laws of the State of Delaware pursuant to (i) an agreement of trust, dated as of November 12, 1997, executed by the Company, as sponsor (the "Sponsor") and certain of the trustees of the Trust (the "Kennametal Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 12, 1997. Such agreement of trust will be amended and restated in its entirety (the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the proceeds of the Trust Securities in the Trust Debentures and (iii) engaging in only those other activities necessary or incidental thereto unless otherwise specified in the applicable Prospectus Supplement. The Trust has a term of approximately seven
(7) years, but may dissolve earlier as provided in the Declaration.

     Pursuant to the Declaration, the number of Kennametal Trustees initially is five. Three of the Kennametal Trustees (the "Regular Trustees") are persons who are employees or officers of or who are affiliated with the Company. Pursuant to the Declaration, the fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee serves as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). For the purpose of compliance with the provisions of the Trust Indenture Act, the Institutional Trustee will also act as trustee (the "Guarantee Trustee") under the Guarantee for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Guarantee" and "Description of Preferred Securities--Voting Rights; Amendment of Declaration."

     The Institutional Trustee will hold title to the Trust Debentures for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Trust Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Trust Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Kennametal Trustee and to increase or decrease the number of Kennametal Trustees; provided, that the number of Kennametal Trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Guarantee."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

     The trustee in the State of Delaware (the "Delaware Trustee") is First Chicago Delaware, Inc., Wilmington, Delaware. The principal place of business of the Trust is c/o Kennametal Inc., Route 981 South, at Westmoreland County Airport, Latrobe, PA 15650, and its telephone number is (412) 539-5000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Kennametal for the periods indicated. For the purpose of the calculation of this ratio, earnings represents income from continuing operations before fixed charges, minority interest, provision for income taxes and the cumulative effect of accounting changes. Fixed charges includes interest expense, including amounts capitalized and the portion (one-third) of rental expenses deemed to be representative of interest expense.

                                      THREE MONTHS
   FISCAL YEAR ENDED JUNE 30,      ENDED SEPTEMBER 30,
--------------------------------   -------------------
1993   1994   1995   1996   1997     1996       1997
----   ----   ----   ----   ----     ----       ----
3.75   2.47   8.02   8.62   8.75     7.65      14.94

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, Kennametal intends to apply the net proceeds from the sale of the Securities (including Trust Debentures issued to the Trust in connection with the investment by the Trust of all of the proceeds from the sale of the Preferred Securities) to which this Prospectus relates to its general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness and other purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities are to be issued in one or more series under an Indenture, as supplemented or amended from time to time (as supplemented or amended, the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Debt Trustee"). This summary of certain terms and provisions of the Debt Securities and the Indenture is not necessarily complete, and reference is hereby made to the copy of the form of the Indenture which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be issued as senior unsecured debt under the Indenture and will rank pari passu in right of payment with all of the Company's other senior unsecured obligations. Except as otherwise provided in the applicable Prospectus Supplement, the Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Securities.

     The Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a committee thereof.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of each series of Debt Securities: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of the Debt Securities; (iii) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof or the right, if any, of the Company to defer payment of principal; (iv) the rate or rates, if any, at which the Debt Securities shall bear interest (including reset rates, if any, and the method by which any such rate will be determined), the Interest Payment Dates on which any such interest shall be payable and the right, if any, of the Company to defer any interest payment; (v) the place or places where, subject to the terms of the Indenture as described below under "--Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable ("Place of Payment") and where, subject to the terms of the Indenture as described below under "--Denominations, Registration and Transfer," the Company will maintain an office or agency where Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be made; (vi) any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which Debt Securities may be redeemed, in whole or in part, at the option of the Company pursuant to any sinking fund or otherwise; (vii) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which any Debt Securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof; (ix) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Debt Securities shall be payable, or in which the Debt Securities shall be denominated; (x) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Indenture with respect to the Debt Securities; (xi) if other than the principal amount thereof, the portion of the principal amount of Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof; (xii) any additions or changes to the Indenture with respect to a series of Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (xiii) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Debt Securities and the manner in which such amounts will be determined; (xiv) subject to the terms described under "--Global Debt Securities," whether the Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the depositary for such Global Securities; (xv) the appointment of any trustee, registrar, paying agent or agents; (xvi) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange Debt Securities into Preferred Securities or other securities; (xvii) whether the defeasance and covenant defeasance provisions described under "--Satisfaction and Discharge; Defeasance" shall be inapplicable; and (xviii) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain material U.S. federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of Debt Securities, certain material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date ("Original Issue Date"), stated maturity ("Stated Maturity") and bearing the same interest rate.

     Each series of Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debt Trustee of each series of Debt Securities as Securities Registrar for such series under the Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption, neither the Company nor the Debt Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of Debt Securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Securities so selected for redemption, except, in the case of any Debt Securities being redeemed in part, any portion thereof not to be redeemed.

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Debt Security may not be transferred except as a whole by the depositary for such Global Debt Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by the depositary or any nominee to a successor depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Debt Security, and the deposit of such Global Debt Security with or on behalf of the applicable depositary, the depositary for such Global Debt Security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Debt Security to the accounts of persons that have accounts with such depositary ("Participants"). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     So long as the depositary for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Debt Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest on individual Debt Securities represented by a Global Debt Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Debt Security representing such Debt Securities. None of the Company, the Debt Trustee, any paying agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Debt Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Debt Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debt Security for such Debt Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if the depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Debt Security representing such series of Debt Securities. In addition, unless otherwise specified in the applicable Prospectus Supplement, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Debt Securities and, in such event, will issue individual Debt Securities of such series in exchange for such Global Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Debt Security representing Debt Securities of such series may, on terms acceptable to the Company, the Debt Trustee and the depositary for such Global Debt Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Debt Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Debt Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. The applicable Prospectus Supplement may specify other circumstances under which individual Debt Securities may be issued in exchange for the Global Debt Security representing any Debt Securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office of the Debt Trustee in Delaware or at the office of such paying agent or paying agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) except in the case of Global Debt Securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the person or entity entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the person or entity in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest ("Defaulted Interest"). The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however, the Company will at all times be required to maintain a paying agent in each Place of Payment for each series of Debt Securities.

     Any moneys deposited with the Debt Trustee or any paying agent, or held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company or released from such trust, as applicable, and the holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable Prospectus Supplement, the Company shall have the right, at any time and from time to time during the term of any series of Debt Securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of the final installment of principal of such series of Debt Securities. Certain material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

MODIFICATION OF INDENTURE

     From time to time, the Indenture may be modified by the Company and the Debt Trustee without the consent of any holders of any series of Debt Securities with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture, (ii) to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act and
(iii) to make any change that does not materially adversely affect the interests of any holder of such series of Debt Securities. In addition, under the Indenture, certain rights, covenants and obligations of the Company and the rights of holders of any series of Debt Securities may be modified by the Company and the Debt Trustee with the written consent of the holders of at least a majority in aggregate principal amount of such series of outstanding Debt Securities; but no extension of the maturity of any series of Debt Securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of such series of Debt Securities, other modification in the terms of payment of the principal of, or interest on, such series of Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of such series of outstanding Debt Securities without such holder's consent.

     In addition, the Company and the Debt Trustee may execute, without the consent of any holder of the Debt Securities, any supplemental Indenture for the purpose of creating any new series of Debt Securities.

INDENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to a series of Debt Securities that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to such series of Debt Securities:

     (i) failure for 30 days to pay any interest or any sinking fund payment on such series of the Debt Securities when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal or premium, if any, on such series of the Debt Securities when due whether at maturity, upon redemption, by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice has been given to the Company from the Debt Trustee or the holders of at least 25% in principal amount of such series of outstanding Debt Securities; or

     (iv) default resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

     (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in outstanding principal amount of such series of Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Debt Securities may declare the principal due and payable immediately upon an Indenture Event of Default. The holders of a majority in aggregate outstanding principal amount of such series of Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee.

     The holders of a majority in outstanding principal amount of a series of Debt Securities affected thereby may, on behalf of the holders of all the holders of such series of Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debt Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series of Debt Securities. The Company is required to file annually with the Debt Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     In case an Indenture Event of Default shall occur and be continuing as to a series of Debt Securities, all of which are held by the Trust, the Institutional Trustee will have the right to declare the principal of and the interest on such Debt Securities, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Debt Securities.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; and
(ii) immediately before and after giving effect thereto, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing.

     The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debt Securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The Indenture provides that when, among other things, all Debt Securities not previously delivered to the Debt Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debt Trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Debt Securities not previously delivered to the Debt Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

     The Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to any series of Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee ("defeasance") or (b) to be released from its obligations with respect to certain covenants, ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding Debt Securities of such series. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Debt Securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable Prospectus Supplement plus accrued and unpaid interest to the date fixed for redemption, and Debt Securities in denominations larger than $50 may be redeemed in part but only in integral multiples of $50. If the Debt Securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable Prospectus Supplement will specify such date or describe such conditions.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed at such holder's registered address. Unless the Company defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Debt Securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable Prospectus Supplement, the Debt Securities of any series may be convertible or exchangeable into other securities. The specific terms on which Debt Securities of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of other securities to be received by the holders of Debt Securities would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     The Indenture contains certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of Debt Securities. If and to the extent indicated in the applicable Prospectus Supplement, these covenants may be removed or additional covenants added with respect to any series of Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

MISCELLANEOUS

     The Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Kennametal Trustees and
(iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

INFORMATION CONCERNING THE DEBT TRUSTEE

     The Debt Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debt Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The First National Bank of Chicago, the Debt Trustee, is also Institutional Trustee under the Declaration and Guarantee Trustee under the Guarantee. The Company maintains trust and other business relationships in the ordinary course of business with The First National Bank of Chicago. Pursuant to the provisions of the Trust Indenture Act, upon the occurrence of certain events, The First National Bank of Chicago may be deemed to have a conflicting interest, by virtue of its acting as the Institutional Trustee, the Debt Trustee and the Guarantee Trustee, its other business relationships with the Company, and by virtue of its subsidiary acting as Delaware Trustee, and thereby may be required to resign and be replaced by a successor trustee under the Indenture, the Declaration and the Guarantee.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Declaration, the Kennametal Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Preferred Securities and the Declaration is not necessarily complete, and reference is hereby made to the copy of the Declaration, including the definitions therein of certain terms, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Wherever particular defined terms of the Declaration are referred to in this Section or in a Prospectus Supplement, such defined terms are incorporated herein by reference.

GENERAL

     The Preferred Securities of the Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Trust except as described under "--Subordination of Common Securities." Legal title to the Trust Debentures will be held by the Institutional Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee Agreement executed by the Company for the benefit of the holders of the Trust's Preferred Securities (the "Guarantee") will be a guarantee with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of the Guarantee."

DISTRIBUTIONS

     The Trust's Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for the Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term "Distributions" as used herein includes any Additional Amounts unless otherwise stated.

     Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Institutional Trustee or the Debt Trustee is closed for business.

     If provided in the applicable Prospectus Supplement, the Company has the right under the Indenture to defer payments of interest on the Trust Debentures by extending the interest payment period thereon from time to time for a period or periods that will be specified in the applicable Prospectus Supplement. Such extension right, if exercised, would result in the deferral of Distributions on the Preferred Securities (though such Distributions would continue to accumulate additional Distributions thereon at the rate per annum if and as specified in the applicable Prospectus Supplement) during any such extended interest payment period. Such right to extend the interest payment period for the Trust Debentures is limited to a period not extending beyond the Stated Maturity of the Trust Debentures. In the event that the Company exercises this right, then
(a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock other than (i) purchases or acquisitions of capital stock (of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company), (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or a series of the Company's capital stock for another class or a series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock and (v) redemptions or repurchases of any rights pursuant to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank junior to the Trust Debentures, although it may make any such payments or repay, repurchase or redeem any debt securities that rank pari passu with the Trust Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee (as defined herein)). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not extend beyond the Stated Maturity of the Trust Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Debentures--Option to Defer Interest Payments." If Distributions are deferred, the deferred Distributions and accumulated additional Distributions thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     It is anticipated that the revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Trust Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. If the Company does not make interest payments on such Trust Debentures, the Institutional Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Declaration, unless otherwise specified in the applicable Prospectus Supplement, each such payment will be made as described under "Book-Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date, at least 15 days prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

REDEMPTION

     MANDATORY REDEMPTION. Unless otherwise specified in the applicable Prospectus Supplement, upon any repayment, redemption, in whole or in part, of any Trust Debentures that are held by the Trust unless otherwise specified in the applicable Prospectus Supplement, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Institutional Trustee to redeem a Like Amount (as defined below) of the related Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate liquidation amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Trust Debentures. If less than all of any series of Trust Debentures that are held by the Trust are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any Trust Debentures held by the Trust shall be allocated pro rata to the Preferred Securities and the Common Securities.

     DISTRIBUTION OF TRUST DEBENTURES. Unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause the Trust Debentures in respect of the Trust Securities issued by the Trust to be distributed to the holders of the Trust Securities in liquidation of the Trust.

     After the liquidation date fixed for any distribution of Trust Debentures held by the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the depositary (if any) for the Preferred Securities, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Trust Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by or on behalf of such depositary will be deemed to represent the Trust Debentures having a principal amount equal to the liquidation amount of the Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Regular Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Trust Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Trust Debentures that the investor may receive on dissolution or liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

     SPECIAL EVENT REDEMPTION. If a Tax Event or an Investment Company Event (each as defined below or in the applicable Prospectus Supplement, a "Special Event") shall occur and be continuing, unless otherwise specified in the applicable Prospectus Supplement, the Company will have the right to redeem the Trust Debentures in whole (but not in part) and therefore cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event.

     If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Trust Debentures held by the Trust at the time that the Company exercises its right to elect to dissolve the Trust and, after satisfaction of the liability to creditors of the Trust as provided by applicable law, cause such Trust Debentures to be distributed to the holders of the Preferred Securities and Common Securities of the Trust in liquidation of the Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the Preferred Securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the Preferred Securities under the Declaration, there is more than an insubstantial risk that (x) the Trust is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to income received or accrued on the Trust Debentures, (y) interest payable by the Company on the Debentures is not, or within 90 days of the date thereof, will not be, deductible, in whole or in part, for U.S. federal income tax purposes, or (z) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that there is a more than insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment

Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

     "Like Amount" means (i) with respect to a redemption of any Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Trust Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative liquidation amounts of such classes of Trust Securities, and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Trust Debentures to holders of any Trust Securities in connection with a dissolution or liquidation of Trust, Trust Debentures having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom such Trust Debentures are distributed.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Trust Debentures. Redemptions of Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of the Preferred Securities, then, on the Redemption Date, to the extent funds are available, the Institutional Trustee will deposit irrevocably with the Depositary for the Preferred Securities (if such Preferred Securities are issued in the form of one or more Global Preferred Securities) funds sufficient to pay the applicable Redemption Price and will give such Depositary irrevocable instructions and authority to pay the Redemption Price to the beneficial owners of the Preferred Securities. See "--Global Preferred Securities" and "Book-Entry Issuance." If the Preferred Securities are not issued in the form of one or more Global Preferred Securities, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If a notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Preferred Securities so called for redemption will cease, except the right of the holders of the Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and the Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of the Guarantee", Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, U.S. federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and Common Securities of such Trust based on the relative liquidation amounts of such classes of Trust Securities. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Institutional Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Institutional Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of Preferred Securities of a denomination larger than $50. The Institutional Trustee shall promptly notify the registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Trust Debentures, on and after the Redemption Date interest will cease to accrue on the Trust Debentures or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions (including Additional Amounts, if applicable) on, and the Redemption Price of, the Trust's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Securities; provided, however, that if on any Distribution Date or Redemption Date, an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or Redemption Price of, any of the Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of the Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Institutional Trustee shall first be applied to the payment in full in cash of all Distributions (including Additional Amounts, if applicable) on, or Redemption Price of, the Trust's Preferred Securities then due and payable.

     In the case of any Event of Default under the Declaration resulting from an Indenture Event of Default, the Company as holder of the Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Declaration until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Declaration have been so cured, waived or otherwise eliminated, the Institutional Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Trust's Common Securities, and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Unless otherwise specified in the applicable Prospectus Supplement, pursuant to the Declaration, the Trust shall dissolve (i) on November 12, 2004, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, after receipt by the Institutional Trustee of written direction from the Company to dissolve the Trust or after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to dissolve the Trust, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Trust Debentures, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust, or
(vi) upon the redemption of all the Trust Securities.

     If an early dissolution occurs as described in clause (ii), (iii) or (v) above, the Trust shall be liquidated by the Kennametal Trustees as expeditiously as the Kennametal Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the applicable Trust Securities a Like Amount of the Trust Debentures that are then held by the Trust, unless such distribution is determined by the Institutional Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. If specified in the applicable Prospectus Supplement, a supplemental Indenture may provide that if an early dissolution occurs as described in clause (v) above, the Trust Debentures that are then held by the Trust may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Declaration (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of an Indenture Event of Default under the Indenture; or

     (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust in the Payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Kennametal Trustees in the Declaration (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 90 days after written notice has been given to the defaulting Kennametal Trustee or Trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities, which notice shall specify such default or breach and require it to be remedied and shall state that such notice is a "Notice of Default" under the Declaration; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Institutional Trustee and the failure by the Company to appoint a successor Institutional Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Institutional Trustee, the Institutional Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Regular Trustees and the Company, as Sponsor, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Regular Trustees are required to file annually with the Institutional Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

     If an Indenture Event of Default has occurred and is continuing, the Preferred Securities of the Trust shall have a preference over the Common Securities of the Trust upon dissolution of the Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF KENNAMETAL TRUSTEES

     Unless an Indenture Event of Default shall have occurred and be continuing with respect to the Trust Debentures, any Kennametal Trustee may be removed at any time by the holder of the Common Securities. If an Indenture Event of Default with respect to any series of Trust Debentures has occurred and is continuing, the Institutional Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding Preferred Securities of the Trust. In no event will the holders of the Preferred Securities of the Trust have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities of the Trust. No resignation or removal of a Kennametal Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

CO-TRUSTEES AND SEPARATE INSTITUTIONAL TRUSTEE

     Unless an Event of Default with respect to the Preferred Securities of the Trust shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property ("Trust Property") may at the time be located, the Company, as the holder of the Common Securities of the Trust, and the Regular Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Institutional Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Declaration. In case an Indenture Event of Default with respect to the Trust Debentures has occurred and is continuing, the Institutional Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUST TRUSTEES

     Any entity into which the Institutional Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "--Liquidation Distribution Upon Dissolution". The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) if the Trust is not the survivor, such successor entity either (x) assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Trust Debentures, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF DECLARATION

     Except as provided below and under "Description of the Guarantee--Modification of the Guarantee; Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Trust Debentures, to (i) exercise the remedies available under the Indenture with respect to the Trust Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Trust Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Trust Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Trust Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Trust Debentures. Such notice shall state that such Indenture Event of Default also constitutes an Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Institutional Trustee, as a holder of the Trust Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Trust Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax, the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Trust Debentures in accordance with the Declaration.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Issuance."

     Holders of the Preferred Securities will have no rights to appoint or remove the Kennametal Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

GLOBAL PREFERRED SECURITIES

     The Preferred Securities of the Trust may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the depositary identified in the Prospectus Supplement relating to the Preferred Securities. Unless otherwise indicated in the applicable Prospectus Supplement for the Preferred Securities, the depositary will be The Depository Trust Company ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the depositary for such Global Preferred Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee to a successor depositary or any nominee of such successor.

     While the specific terms of the depositary arrangement with respect to the Preferred Securities of the Trust (if other than as described under "Book-Entry Issuance") will be described in the Prospectus Supplement relating to the Preferred Securities, the Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the applicable depositary, the depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by the Company if such Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as the depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Declaration. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Declaration.

     Payments of liquidation amount, premium or Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Institutional Trustee, any paying agent or the registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the depositary for the Preferred Securities of the Trust, or its nominee, upon receipt of any payment of liquidation amount, premium or Distributions in respect of a Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate of such Global Preferred Security for such Preferred Securities as shown on the records of such depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for the Preferred Securities of a Trust is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Company within 90 days, the Trust will issue individual Preferred Securities of the Trust in exchange for the Global Preferred Security representing such Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to the Preferred Securities, determine not to have any Preferred Securities of the Trust represented by one or more Global Preferred Securities and, in such event, the Trust will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of the Trust, an owner of a beneficial interest in a Global Preferred Security representing such Preferred Securities may, on terms acceptable to the Company, the Institutional Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in liquidation amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations, unless otherwise specified by the Company, of $50 and integral multiples thereof.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to the applicable depositary, which shall credit the relevant accounts at such depositary on the applicable Distribution Dates or, if the Preferred Securities are not held by a depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent for the Preferred Securities shall initially be the Institutional Trustee and any co-paying agent chosen by the Institutional Trustee and acceptable to the Regular Trustees and the Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Institutional Trustees and the Company. In the event that the Institutional Trustee shall no longer be the paying agent, the Regular Trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company acceptable to the Regular Trustees and the Company).

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Institutional Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of Preferred Securities are entitled under the Declaration to vote, then the Institutional Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or fail to be classified as a grantor trust for U.S. federal income tax purposes and so that the Debentures will be treated as indebtedness of the Company for U.S. federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago, an independent trustee, will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the Guarantee (including the definitions therein of certain terms) which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Guarantee are referred to in this Prospectus, such defined terms are incorporated herein by reference. The Guarantee will be held by the Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to the Guarantee, unless otherwise specified in the applicable Prospectus Supplement, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by the Trust, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee (without duplication):
(i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor; (ii) with respect to any Preferred Securities called for redemption by the Trust, the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Trust Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Trust Debentures purchased by the Trust, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee." The Guarantee, when taken together with the Company's obligations under the Indenture and the Declaration, will have the effect of providing a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon an Indenture Event of Default, holders of the Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company,
(ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company and (v) redemptions or purchases of any rights pursuant to the Rights Agreement, any successor to the Rights Agreement, and the declaration thereunder of a dividend of rights in the future), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Trust Debentures, although it may make any such payments or repay, repurchase or redeem any debt securities that rank pari passu with the Trust Debentures and
(c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Securities Guarantee).

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

     The Guarantee will terminate as to the Preferred Securities (i) upon full payment of the Redemption Price of all Preferred Securities then outstanding,
(ii) upon distribution of the Trust Debentures held by the Trust to the holders of the Preferred Securities of the Trust or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must return payment of any sums paid under such Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce such holder's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a required guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE GUARANTEE

     The Guarantee will constitute a senior unsecured obligation of the Company and will rank pari passu with all of the Company's other senior unsecured obligations. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, from exercising the rights and powers vested in it by the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

       RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE TRUST DEBENTURES
                               AND THE GUARANTEE

     As long as payments of interest and other payments are made when due on the Trust Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Trust Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Trust Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Trust Debentures, the Indenture, the Declaration and the Guarantee have the effect of providing a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Trust Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofor made, or is concurrently on the date of such payment making, a payment under the Guarantee.

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     The Trust's Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in Trust Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Trust Debenture is that a holder of a Trust Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Trust Debentures held, while a holder of Preferred Securities is only entitled to receive Distributions if and to the extent the Trust has funds available for the payment of such Distributions.

     Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Trust Debentures, the holders of Preferred Securities of the Trust will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Institutional Trustee as holder of the Trust Debentures would be entitled to receive payment in full of principal and interest, before any shareholders of the Company receive payments or distributions.

                          DESCRIPTION OF COMMON STOCK

     The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") and its By-Laws (the "By-Laws"), copies of which have been filed with the Commission.

COMMON STOCK

     The Company has authorized 70,000,000 shares of capital stock, par value $1.25 per share ("Common Stock"). As of November 30, 1997, there were 26,284,093 shares of Common Stock outstanding. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor after payment of dividends on any outstanding Preferred Stock and are entitled to one vote for each share of Common Stock held by them with respect to all matters upon which they are entitled to vote.

PREFERRED STOCK

     The Company has authorized 5,000,000 shares of Class A Preferred Stock, no par value per share (the "Preferred Stock"). At present, there are no shares of Preferred Stock outstanding. The Board of Directors of the Company, without further action by the stockholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. The Board of Directors of the Company has authorized 200,000 shares of Series One Preferred Stock for use in the Rights Agreement. See "Rights Agreement."

     Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. The Company has no present plans to issue any Preferred Stock.

COVENANT RESTRICTIONS

     In connection with the acquisition of Greenfield, the Company, on November 17, 1997, entered into a bank credit facility with BankBoston, N.A., Deutsche Bank AG, New York Branch, Mellon Bank, N.A. and PNC Bank, National Association (the "New Bank Credit Facility"). The Company's New Bank Credit Facility contains financial and operating covenants, including restrictions on the ability of the Company to, among other things, incur additional debt, make advances and investments, create, incur or permit the existence of certain liens, make loans or guarantees and requires the Company to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio.

     Securities issued by the Company in the future, including the Debt Securities and future credit agreements, may contain various restrictive covenants similar or in addition to the covenants above described.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the Restated Articles and By-Laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

     The provisions in the Restated Articles and By-Laws include: (i) the classification of the Board of Directors into three classes; (ii) a procedure which requires shareholders to nominate directors in advance of a meeting to elect such directors; and (iii) the authority to issue additional shares of Common Stock or Preferred Stock without shareholder approval.

     The Restated Articles also include a provision requiring a 75 percent shareholder vote for certain mergers or other business combinations or transactions with five percent shareholders; a provision requiring a 75 percent shareholder vote to remove the entire Board, a class of the Board, any individual member of the Board without cause, or to increase the size of the Board to more than twelve members or decrease the size of the Board to fewer than eight members; a provision requiring disinterested shareholder approval of stock repurchases at a premium over market by the Company from certain four percent Shareholders (as defined in the Restated Articles); and a provision requiring a majority of disinterested shareholders to approve certain business combinations involving a stockholder who beneficially owns more than 10 percent of the voting power of the Company, unless certain minimum price, form of consideration and procedural requirements are satisfied or the transaction is approved by a majority of disinterested directors.

     Pursuant to the Restated Articles, the Board of Directors is permitted to consider the effects of a change in control on non-shareholder constituencies of the Company, such as its employees, suppliers, creditors, customers and the communities in which it operates. Pursuant to this provision, the Board may be guided by factors in addition to price and other financial considerations.

     PBCL Anti-Takeover Provisions. The Pennsylvania Business Corporation Law (the "PBCL") contains a number of statutory "anti-takeover" provisions, including Subchapters E, F, G and H of Chapter 25 and Section 2538 of the PBCL, which apply automatically to a Pennsylvania registered corporation (usually a public company) unless such corporation elects to opt-out as provided in such provisions. The Company, as a Pennsylvania registered corporation, has elected in its By-Laws to opt-out of certain of the anti-takeover provisions entirely, namely Subchapters G and H.

     The following descriptions are qualified in their entirety by reference to such provisions of the PBCL:

          Subchapter E (relating to control transactions) generally provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

          Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with "interested shareholders."

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the Transfer Agent and Registrar for the Common Stock.

RIGHTS AGREEMENT

     The Company has adopted a rights plan pursuant to which the Board of Directors authorized and the Company distributed one preferred stock purchase right (each a "right") for each outstanding share of Common Stock of the Company. The terms of the rights are governed by a Rights Agreement between the Company and Mellon Bank, N.A., as Rights Agent, dated as of October 25, 1990 (the "Rights Agreement"). The rights, which currently are automatically transferred with the related shares of Common Stock and are not separately transferable, will entitle the holder thereof to purchase one-hundredth of a share of a new series of preferred stock of the Company at a price of $105 (subject to certain adjustments).

     Subject to certain restrictions, the rights become exercisable only if a person or group of persons acquires or intends to make a tender offer for 20 percent or more of the Company's Common Stock. If any person acquires 20 percent of the Common Stock, each right will entitle the shareholder to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price. If the Company is acquired in a merger or certain other business combinations, each right then will entitle the shareholder to purchase at the exercise price, that number of shares of the acquiring company having a market value of two times the exercise price.

     The rights will expire on November 2, 2000, and are subject to redemption in certain circumstances by the Company at a redemption price of $0.01 per right.

     The foregoing summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission as an exhibit in the Registration Statement of which this Prospectus forms a part. For a more detailed description of the Rights Agreement, see the Company's Form 8-A filed with the Commission with respect to the rights and incorporated by reference into this Prospectus.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Preferred Stock or Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as Stock Purchase Units consisting of a Stock Purchase Contract and Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the applicable Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              BOOK ENTRY ISSUANCE

     Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as depositary for Securities issued in the form of Global Securities. Such Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued for such Securities representing in the aggregate the total number of such Securities, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Securities. Transfers of ownership interests in Securities issued in the form of Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in such Securities, except in the event that use of the book-entry system for such Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Securities issued in the form of Global Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of Securities issued in the form of Global Securities. If less than all of a series of such Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to Securities issued in the form of Global Securities is limited to the holders of record of such Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the issuer of such Securities as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments in respect of Securities issued in the form of Global Securities will be made by the issuer of such Securities to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Institutional Trustee, either Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable Securities, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as depositary with respect to any Securities at any time by giving reasonable notice to the issuer of such Securities. In the event that a successor depositary is not obtained, individual Security certificates representing such Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     Any of the Securities being offered hereby may be sold in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by the Company or, in the case of Preferred Securities, by the Trust to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and, in the case of an offering of Preferred Securities, the Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is being delivered to the public. If underwriters are utilized in the sale of any Securities in respect of which this Prospectus is being delivered, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the Company or the Trust, as applicable, at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of Securities, unless otherwise indicated in the applicable Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such Securities will be obligated to purchase all such Securities if any are purchased.

     The Company or the Trust, as applicable, may grant to the underwriters options to purchase additional Securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the Prospectus Supplement relating thereto. If the Company or the Trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the Prospectus Supplement for such Securities.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or the Trust, as applicable, will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company or the Trust, as applicable, and the sale thereof may be made by the Company or the Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Trust and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     If so indicated in the applicable Prospectus Supplement, the Company or the Trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company or the Trust at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable Prospectus Supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to delayed delivery contracts accepted by the Company or the Trust, as applicable.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with the Company or the Trust, as applicable, to indemnification by the Company or the Trust, as applicable, against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of Securities will be a new issue and, other than the Common Stock, which is listed on the NYSE, will have no established trading market. The Company may elect to list any series of Securities on an exchange, and in the case of the Common Stock, except as set forth in the applicable Prospectus Supplement, on any additional exchange, but, unless otherwise specified in the applicable Prospectus Supplement, the Company shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the Securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. William R. Newlin, Chairman of the Board of the Company, is a shareholder in Buchanan Ingersoll Professional Corporation. As of July 30, 1997, Mr. Newlin owned 24,385 shares of Common Stock, stock credits representing the right to acquire 9,260 shares of Common Stock pursuant to the Company's directors deferred fee plan, 20,000 shares of JLK common stock and held options to acquire 1,500 shares of Common Stock and 15,000 shares of JLK common stock. Except as provided in the applicable Prospectus

Supplement, if the Securities are underwritten, the validity of the Securities will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely on Buchanan Ingersoll Professional Corporation with respect to matters of Pennsylvania law.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1996 and June 30, 1997 and for each of the three years in the period ended June 30, 1997, incorporated in this Registration Statement by reference to the Form 10-K for the fiscal year ended June 30, 1997, of which this Prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of Greenfield as of December 31, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996, incorporated in this Registration Statement by reference to the Form 8-K dated November 20, 1997, as amended, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KENNAMETAL OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          Page
                                          ----
            PROSPECTUS SUPPLEMENT
The Company.............................   S-3
Recent Developments.....................   S-3
Use of Proceeds.........................   S-5
Price Range of Common Stock and Dividend
  Policy................................   S-5
Capitalization..........................   S-6
Selected Condensed Consolidated
  Financial Data........................   S-7
Description of Common Stock.............   S-8
Certain U.S. Tax Consequences to
  Non-U.S. Holders......................  S-10
Underwriting............................  S-12
Legal Matters...........................  S-13
Experts.................................  S-13

                  PROSPECTUS
Available Information...................     4
Incorporation of Certain Documents by
  Reference.............................     4
Kennametal Inc..........................     5
The Trust...............................     5
Ratio of Earnings to Fixed Charges......     6
Use of Proceeds.........................     6
Description of Debt Securities..........     7
Description of Preferred Securities.....    15
Description of the Guarantee............    26
Relationship Among the Preferred
  Securities, the Trust Debentures and
  the Guarantee.........................    29
Description of Common Stock.............    30
Description of Stock Purchase Contracts
  and Stock Purchase Units..............    32
Book Entry Issuance.....................    33
Plan of Distribution....................    34
Legal Matters...........................    35
Experts.................................    36

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                                3,000,000 SHARES

                                KENNAMETAL LOGO

                                KENNAMETAL INC.
                                  COMMON STOCK
                            ------------------------

                             PROSPECTUS  SUPPLEMENT
                            ------------------------

                             CIBC OPPENHEIMER LOGO
                                 MARCH 17, 1998
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